Pricing Supplement dated June 26, 2009
           to the Product Prospectus Supplement dated January 7, 2008, the Prospectus Supplement dated February 28, 2007 and
                      the Prospectus dated January 5, 2007

  [RBC LOGO]               $4,855,000

                           Royal Bank of Canada
                           Principal Protected Currency Linked Notes
                           Linked to the Bullish Performance of a Basket of Developing Nations' Currencies "BRIC" vs. the U.S. Dollar
                           Due June 29, 2012



     Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Assets described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 7, 2008 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                 Royal Bank of Canada ("Royal Bank").

Issue:                  Senior Global Medium-Term Notes, Series C

Underwriter:            RBC Capital Markets Corporation

Interest rate           We will not pay you interest during the term of the
(coupon):               notes.

Principal Protection:   100%

Reference Assets:       The payment at maturity on the Notes is linked to the
                        value of a weighted basket (the "Basket") consisting of four currencies (each a "Basket Currency", and together, the "Basket Currencies"). Such weightings will be achieved by providing a Component Weight for each Basket
                        Currency.

                        Basket Currency                 Component Weight     Initial Reference Rate
                        ---------------                 ----------------     ----------------------
                        Brazilian real/BRL                     25%                   1.9396

                        Russian ruble/RUB                      25%                   31.195

                        Indian rupee/INR                       25%                    48.51

                        Chinese renminbi (Yuan)/CNY            25%                   6.8328

Incorporated risk       The notes are subject to the risks set forth under the
factors:                heading "General Risks" in the product prospectus
                        supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-9 in the section entitled "Risks Specific To Notes Linked To The
                        Performance Of A Currency, A Currency Index Or A Basket
                        Of Currencies Or Currency Indices."

Pricing Date:           June 26, 2009

Issue Date:             June 30, 2009

Maturity Date:          June 29, 2012

Term:                   The term of your notes is approximately three (3) years.

Payment at              At maturity, the investor will receive the principal
Maturity:               amount invested (the "Principal Amount") plus an amount
                        equal to the greater of:
                            1.   Zero (0%); and
                            2. The Principal Amount multiplied by the Basket Performance multiplied by the Participation Rate.

Participation Rate:     120%

Basket Performance:     The Basket Performance is equal to the weighted return
                        of the Basket Currencies and is calculated using the following formula:

                               BRL(I) - BRL(F)           RUB(I) - RUB(F)           INR(I) - INR(F)          CNY(I) - CNY(F)
                        25% x (---------------) + 25% x (---------------) + 25% x (---------------) + 25% x(---------------)
                                    BRL(F)                    RUB(F)                    INR(F)                   CNY(F)

                        Where, BRL(I), RUB(I), INR(I) and CNY(I) are the Initial Rates for BRL, RUB, INR and CNY, respectively; BRL(F), RUB(F), INR(F) and CNY(F) are the Final Rates for BRL, RUB, INR and CNY, respectively.

                                Initial Rate: The Initial Rate for a Basket
                                Currency is the Reference Rate for that Basket Currency on the Pricing Date.
                                Final Rate: The Final Rate for a Basket Currency is the arithmetic average of the Reference Rate for that Basket Currency on each of the Valuation Dates starting on June 28, 2010, as more fully described below.
                                Reference Rate:
                                    o BRL Spot is the BRL/USD Rate observed as the PTAX fix for the relevant pricing date published the following business day on Reuters Page BRFR, and expressed as foreign currency unit per U.S. dollar.
                                    o RUB Spot is the RUB/USD Rate as observed on Reuters page EMTA, or any successor page, published at approximately 2:15pm Frankfurt time, and expressed as foreign currency unit per U.S. dollar.
                                    o INR Spot is the INR/USD Rate as observed on Reuters Page RBIB, or any successor page, published at approximately 14:00 hours Mumbai time, and expressed as foreign currency unit per U.S. dollar.
                                    o   CNY Spot is the CNR/USD Rate as observed
                                        on Reuters Page SAEC, or any successor
                                        page, published at approximately 17:00
                                        hours Beijing time, and expressed as
                                        foreign currency unit per U.S. dollar.

Final Rate:             The arithmetic average of the Reference Rates for a
                        Basket Currency on each of the Valuation Dates, which is calculated as follows:

                        Final Rate =
                        (Basket Currency Level(1) + Basket Currency Level(2) + Basket Currency Level(LAST)) / 3

                        Where, Basket Currency Level(1), Basket Currency Level(2) and Basket Currency Level(LAST) are the closing levels of a Basket Currency on each Valuation Date, respectively.

Special features of     The notes are principal protected currency linked notes
the notes:              offering enhanced participation in the performance of
                        the Reference Assets at maturity. If the performance on the Reference Assets is zero or negative, the return on the notes will be limited to the principal amount. See the section "Certain Features of the Notes" beginning on Page PS-25 in the product prospectus supplement.

U.S. tax treatment      We intend to treat the notes as subject to the special
                        rules applicable to contingent payment debt obligations for U.S. federal income tax purposes. In accordance with these rules, you will be required to accrue interest income in accordance with the comparable yield and projected payment schedule for your notes. You should call RBC Capital Markets toll free at (866) 609-6009 to obtain this information. For a detailed discussion of the tax consequences of owning and disposing of your notes, please see the discussion under "Supplemental
                        Discussion of Federal Income Taxes" in the accompanying product supplement, "Certain Income Tax Consequences" in the accompanying prospectus supplement, and "Tax
                        Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Minimum                 $1,000 (except for certain non-U.S. investors for whom
Investment:             the minimum investment will be higher)

Denomination:           $1,000 (except for certain non-U.S. investors for whom
                        the denomination will be higher)

Valuation Dates:        June 28, 2010, June 27, 2011 and June 27, 2012

Determination of        The Reference Rate for the Basket Currencies will be
Final Reference         determined by reference to the exchange rates for spot
Rates:                  settlement for the Basket Currency, as defined in the
                        reference asset supplement to the product prospectus supplement in the section "Currency Exchange Rates" on page R-28. In certain circumstances, the Final Reference
                        Rate for the Basket Currencies will be based on an alternate calculation for each Currency as described under "Unavailability of the Reference Price on an Valuation Date -- Reference Asset Consisting of
                        Individual Foreign Currencies" in the product prospectus supplement.

Clearance and           DTC global (including through its indirect participants
Settlement:             Euroclear and Clearstream, Luxembourg as described under
                        "Description of Debt Securities -- Ownership and
                        Book-Entry Issuance" in the accompanying prospectus).

Currency:               U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                  78008G3L4

Calculation agent:      The Bank of New York.

Terms Incorporated      All of the terms appearing above the item captioned
In the Master Note:     "Listing" on the cover page of this pricing supplement
                        and the terms appearing under the caption "Additional
                        Terms of the Principal Protected Notes" in the product prospectus supplement with respect to principal protected notes dated January 7, 2008.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public ......................................................................     100%             $4,855,000
Underwriting discounts and commission.................................................     2.75%            $133,512.50
Proceeds to Royal Bank................................................................     97.25%           $4,721,487.50


RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $27.50 per $1,000 principal amount note and used a portion of that commission to allow selling concessions to other dealers of $27.50 per $1,000 principal amount note. The price of the notes also included a profit of $20.84 earned by Royal Bank of Canada in hedging its exposure under the notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada, was $48.34 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of principal protected notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in principal protected notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.




                         ADDITIONAL TERMS OF YOUR NOTES



You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated January 7, 2008:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465908000021/
     f1383424b3.txt


Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              HYPOTHETICAL RETURNS

                 Sample Calculations of the Payment at Maturity

The examples set forth below are included for illustration purposes only. The Reference Rates of the Basket Currencies used to illustrate the calculation of Basket Performance are neither estimates nor forecasts of the References Rates of the Basket Currencies on the Pricing Date or the Valuation Dates on which the calculation of the Basket Performance, and in turn the Payment at Maturity, will depend. All examples assume that a holder has purchased Notes with an aggregate principal amount of $1,000, a Participation Rate of 120% and that no extraordinary event has occurred.


Example 1-   Calculation of the Payment at Maturity where the Basket Performance is greater than or equal to 0%.
             Basket Performance:      45%
             Payment at Maturity      $1,000 + ($1,000 x 45% x 120%) = $1,000 +
                                      $540 = $1,540
             On a $1,000 investment, a 45% Basket Performance results in a Payment at Maturity of $1,540, a 54% return on the Notes.


Example 2 -  Calculation of the Payment at Maturity where the Basket Performance is less than 0%.
             Basket Performance:      -25%
             Payment at Maturity      $1,000 + ($1,000 x -25%) = $1,000 + $0 =
                                      $1,000; the Payment at Maturity cannot be less than zero; therefore, the Payment at Maturity will be limited to the Principal
                                      Amount.
             On a $1,000 investment, a -25% Basket Performance results in a Payment at Maturity of $1,000, a 0% return on the Notes.

                             Historical Information

The graph below sets forth the historical performance of the Reference Assets. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing rates of the Reference Assets. The information provided in this table is for the four calendar quarters of 2006, 2007 and 2008, the first calendar quarter of 2009, as well as from April 1, 2009 through June 26, 2009.

We obtained the information regarding the historical performance of the Reference Assets in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Assets should not be taken as an indication of future performance, and no assurance can be given as to the market rates of the Reference Assets on the Valuation Dates. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                            BRAZILIAN REAL SPOT (BRL)
                                (Jun-99 - Jun-08)
                                 [CHART OMITTED]



    Period-           Period-End           High Intra-Day             Low Intra-Day            Period-End Closing
   Start Date            Date               Rate of the                Rate of the           Rate of the Reference
                                         Reference Asset in         Reference Asset in              Asset in
                                                ($)                        ($)                        ($)
   ----------            ----                   ---                        ---                        ---
    1/1/2006           3/31/2006               2.354                      2.098                      2.164
    4/1/2006           6/30/2006               2.4035                     2.051                      2.165
    7/1/2006           9/29/2006               2.2359                     2.122                      2.169
   9/30/2006          12/29/2006               2.197                      2.1267                     2.1364

    1/1/2007           3/30/2007               2.164                      2.0312                     2.0594
   3/31/2007           6/29/2007               2.0562                     1.8957                     1.929
   6/30/2007           9/28/2007               2.1387                     1.8287                     1.8336
   9/29/2007          12/31/2007               1.87                       1.7269                     1.78

    1/1/2008           3/31/2008               1.8392                     1.6592                     1.7519
    4/1/2008           6/30/2008               1.757                      1.5878                     1.6037
    7/1/2008           9/30/2008               2.0014                     1.5545                     1.9046
   10/1/2008          12/31/2008               2.6202                     1.896                      2.3145

    1/1/2009           3/31/2009               2.4501                     2.1591                     2.3228
    4/1/2009           6/26/2009               2.3163                     1.9093                     1.9363


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                            RUSSIAN RUBLE SPOT (RUB)
                                (Jun-99 - Jun-08)
                                 [CHART OMITTED]



    Period-           Period-End           High Intra-Day              Low Intra-Day            Period-End Closing
   Start Date            Date               Rate of the                 Rate of the           Rate of the Reference
                                         Reference Asset in          Reference Asset in              Asset in
                                                 ($)                        ($)                        ($)
   ----------            ----                    ---                        ---                        ---
    1/1/2006           3/31/2006               28.742                     27.6376                    27.7049
    4/1/2006           6/30/2006               27.7816                    26.6887                    26.8455
    7/1/2006           9/29/2006               27.0935                    26.6347                    26.7958
   9/30/2006          12/29/2006               27.0067                    26.1475                    26.3255

    1/1/2007           3/30/2007               26.935                     25.9475                    25.986
   3/31/2007           6/29/2007               26.0856                    25.6645                    25.7449
   6/30/2007           9/28/2007               25.9087                    24.8462                    24.8588
   9/29/2007          12/31/2007               25.0733                    24.2322                    24.6006

    1/1/2008           3/31/2008               24.9214                    23.3803                    23.4929
    4/1/2008           6/30/2008               23.9283                    23.2962                    23.4446
    7/1/2008           9/30/2008               25.8573                    23.0584                    25.6439
   10/1/2008          12/31/2008               29.9423                    25.5685                    29.4027

    1/1/2009           3/31/2009               36.5584                    29.0997                    33.954
    4/1/2009           6/26/2009               34.2374                    30.4679                    31.1214


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                             INDIAN RUPEE SPOT (INR)
                                (Jun-99 - Jun-08)
                                 [CHART OMITTED]



    Period-           Period-End           High Intra-Day              Low Intra-Day            Period-End Closing
   Start Date            Date               Rate of the                 Rate of the           Rate of the Reference
                                         Reference Asset in          Reference Asset in              Asset in
                                                ($)                         ($)                        ($)
   ----------            ----                   ---                         ---                        ---
    1/1/2006           3/31/2006               45.135                     44.02                      44.6225
    4/1/2006           6/30/2006               46.56                      44.55                      46.04
    7/1/2006           9/29/2006               47.045                     45.5275                    45.8675
   9/30/2006          12/29/2006               45.92                      44.165                     44.27

    1/1/2007           3/30/2007               44.704                     43.0175                    43.475
   3/31/2007           6/29/2007               43.5                       40.2712                    40.7225
   6/30/2007           9/28/2007               41.7225                    39.61                      39.845
   9/29/2007          12/31/2007               39.97                      39.1737                    39.4125

    1/1/2008           3/31/2008               40.845                     39.2057                    40.1175
    4/1/2008           6/30/2008               43.21                      39.765                     43.04
    7/1/2008           9/30/2008               47.115                     41.8175                    46.955
   10/1/2008          12/31/2008               50.605                     46.6075                    48.8025

    1/1/2009           3/31/2009               52.18                      48.1612                    50.73
    4/1/2009           6/26/2009               50.725                     46.75                      48.115


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                            CHINA RENMINBI SPOT (CNY)
                                (Jun-99 - Jun-08)
                                 [CHART OMITTED]



    Period-           Period-End           High Intra-Day             Low Intra-Day            Period-End Closing
   Start Date            Date               Rate of the                Rate of the           Rate of the Reference
                                         Reference Asset in         Reference Asset in              Asset in
                                                ($)                        ($)                        ($)
   ----------            ----                   ---                        ---                        ---
    1/1/2006           3/31/2006               8.0704                     8.0171                     8.0172
    4/1/2006           6/30/2006               8.032                      7.9921                     7.9943
    7/1/2006           9/29/2006               8.0074                     7.8957                     7.904
   9/30/2006          12/29/2006               7.919                      7.798                      7.8045

    1/1/2007           3/30/2007               7.8171                     7.7255                     7.7315
   3/31/2007           6/29/2007               7.7376                     7.6118                     7.6151
   6/30/2007           9/28/2007               7.6099                     7.5026                     7.5105
   9/29/2007          12/31/2007               7.5286                     7.3019                     7.3036

    1/1/2008           3/31/2008               7.306                      7.0111                     7.012
    4/1/2008           6/30/2008               7.0231                     6.854                      6.8544
    7/1/2008           9/30/2008               6.8792                     6.8061                     6.846
   10/1/2008          12/31/2008               6.892                      6.8128                     6.8277

    1/1/2009           3/31/2009               6.8562                     6.8212                     6.8339
    4/1/2009           6/26/2009               6.8401                     6.8108                     6.8339


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the notes until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the note. If the Basket Performance is zero or negative, as calculated using the arithmetic average of the closing levels of the respective Reference Assets on a basket valuation date or dates, the payment at maturity with respect to each note will be limited to the principal amount. This will be true, even where the Reference Assets were positive during the term of the note, because the payment at maturity will be calculated solely on the basis of the arithmetic average of the closing levels of the respective Reference Assets (or otherwise determined by the calculation agent, in the case of a market disruption event) as of the basket averaging dates (the Valuation Dates). The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

The Values of the Basket Currencies and the U.S. Dollar Are Affected by Many Complex Factors. The Basket Currency exchange rates are a result of the supply of and demand for each currency, and changes in foreign exchange rates may result from the interactions of many factors including economic, financial, social and political conditions in the United States, Brazil, Russia, India and China. These conditions include, for example, the overall growth and performance of the economies of the United States and the Basket Currencies; the trade and current account balances between the U.S. on the one hand and the Basket Currencies on the other; the financing and capital account balances between the U.S. on the one hand and the Basket Currencies on the other; market interventions by the Federal Reserve Board or the respective governmental and banking authorities responsible for setting foreign exchange policies in Brazil, Russia, India and China; inflation, interest rate levels, the performance of stock markets, and the stability of the governments and banking systems in the United States, Brazil, Russia, India and China; wars that any of the United States, Brazil, Russia, India and China are directly or indirectly involved in or wars that occur anywhere in the world; major natural disasters in the United States, Brazil, Russia, India and China; and other foreseeable and unforeseeable events.

Certain relevant information relating to Brazil, Russia, India and China may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies relative to the U.S. Dollar and must be prepared to make special efforts to obtain that information on a timely basis.

The liquidity, market value and maturity payment amount of the notes could be affected by the actions of the governments of the Basket Currencies. Exchange rates of the currencies of most economically developed nations and of many other nations, including Brazil, Russia and India, are "floating," meaning they are permitted to fluctuate in value relative to the U.S. Dollar. However, governments of many nations, from time to time, do not allow their currencies to float freely in response to economic forces. (The Chinese renminbi (yuan) exchange rate is not floating and will be described further below.) Governments, including the governments of Brazil, Russia and India, use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter its exchange rate or relative exchange characteristics by devaluing or revaluing the currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable could be affected by the actions of the governments of Brazil, Russia and India that could change or interfere with currency valuations that are currently determined primarily by the markets, by fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes if exchange rates become fixed, if there is any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, if there is an issuance of a replacement currency, or if other developments affect any or all of the Basket Currencies, the U.S. Dollar, or any other currency.

There are specific risks related to the Chinese renminbi (yuan). The exchange rate of the Chinese renminbi (yuan) is currently managed by the Chinese government. On July 21, 2005, the People's Bank of China, with the authorization of the State Council of the People's Republic of China, announced that the renminbi (yuan) exchange rate would no longer be pegged to the U.S. Dollar and instead would be pegged to a basket of currencies (the "renminbi basket") and allowed to float within a narrow band around the value of the renminbi basket. According to public reports, the governor of the People's Bank of China has stated that the renminbi basket is composed mainly of the U.S. Dollar, the European Union Euro, the Japanese Yen, and the Korean Won. Also considered, but playing smaller roles, are the currencies of Singapore, the United Kingdom, Malaysia, Russia, Australia, Canada and Thailand. The weight of each currency within the renminbi basket has not been announced.

The initial adjustment of the Chinese renminbi (yuan) exchange rate was an approximate 2% revaluation from an exchange rate of 8.28 Yuan per U.S. Dollar to
8.11 Yuan per U.S. Dollar. The People's Bank of China has also announced that the daily trading rate of the U.S. Dollar against the renminbi (yuan) in the inter-bank foreign exchange market will continue to be allowed to float within a band of 0.3 percent around the central parity published by the People's Bank of China, while the trading rates of the non-U.S. Dollar currencies against the renminbi (yuan) will be allowed to move within a certain band announced by the People's Bank of China. The People's Bank of China will announce the closing rate of a foreign currency such as the U.S. Dollar traded against the renminbi
(yuan) in the inter-bank foreign exchange market after the closing of the market on each working day, and will make it the central parity for the trading against the renminbi (yuan) on the following working day. The People's Bank of China has stated that it will make adjustments of the renminbi (yuan) exchange rate band when necessary according to market developments as well as the economic and financial situation.

Despite the recent change in their exchange rate regime, the Chinese government continues to manage the valuation of the Chinese renminbi (yuan), and, as currently managed, its rate movements are unlikely to contribute significantly to either an increase or decrease in the value of the basket. However, further changes in the Chinese government's management of the renminbi (yuan) could result in a significant movement in the U.S. Dollar/Chinese renminbi (yuan) exchange rate. Assuming the values of all other basket currencies remain constant, a decrease in the value of the renminbi (yuan), whether because of a change in the government's management of the currency or for other reasons, would result in a decrease in the value of the basket.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Assets that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the rates of the Reference Assets and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.


                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about June 30, 2009 which is the second business day following the Pricing Date (this settlement cycle being referred to as "T+2"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                   $4,855,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

          Principal Protected Currency Linked Notes, due June 29, 2012

                                  June 26, 2009